ANNEX
Purchaser	Subscription Amount	Principal Amount	5 Yr. Warrant Shares @ 0.92 prior to adjustment	2 Yr. Warrant Shares @ $0.90 prior to adjustment	2 Yr. Warrant Shares @ $1.60 prior to adjustment	5 Yr. Warrant Shares @ 0.60 following adjustment	2 Yr. Warrant Shares @ $0.60 following adjustment	2 Yr. Warrant Shares @ $0.60 following adjustment (formerly 1.60 shares)

Enable Growth Partners LP	$2,082,501.04	$2,450,000	2,916,667	729,167	729,167	4,472,223	1,093,751	1,944,445

Enable Opportunity Partners LP	$368,050.18	$433,000	515,476	128,869	128,869	790,397	193,304	343,651

Pierce Diversified Strategy Master Fund LLC, Ena	$51,000.13	$60,000	71,429	17,857	17,857	109,524	26,786	47,619

BridgePointe Master Fund Ltd.	$1,500,000	$1,764,705	2,100,839	525,210	525,210	3,221,286	787,815	1,400,560

Total	$4,001,551.35	$4,707,705	5,604,411	1,401,103	1,401,103	8,593,430	2,101,655	3,736,275